Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

Second Amendment to Credit Agreement, dated the 29th day of March, 2013, by and among UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (“Universal”), DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company (“Dunkirk”), NORTH JACKSON SPECIALTY STEEL, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk and North Jackson are, each, a “Borrower” and collectively, the “Borrowers”), USAP HOLDINGS, INC., a Delaware corporation (the “Guarantor”), PNC Bank, National Association (“PNC”) and various other financial institutions from time to time (PNC and such other financial institutions are each, a “Lender” and collectively, the “Lenders”) and PNC, as administrative agent for the Lenders (PNC, in such capacity, the “Administrative Agent”) (the “Second Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantor, the Lenders party thereto and the Administrative Agent entered into that certain Credit Agreement, dated as of August 18, 2011, as amended by that certain First Amendment to Credit Agreement, dated March 19, 2012 (such Credit Agreement, as so amended and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed to extend credit to the Borrowers; and

WHEREAS, the Borrowers and the Guarantor desire to amend certain provisions of the Credit Agreement and the Administrative Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definition in its entirety and in its stead inserting the following:

Specified North Jackson Capital Expenditures shall mean capital expenditures made to complete construction at the Mortgaged Premises and the installation and commissioning of equipment to be installed at the Mortgaged Premises in connection with Universal’s purchase of the Business (as such term is defined in the Acquisition Agreement) pursuant to the Acquisition Agreement; provided, however, that (i) with respect to such capital expenditures made in fiscal year 2012, such capital expenditures shall be deemed to be (a) Sixteen Million Two Hundred Thousand and 00/100 Dollars ($16,200,000.00) for purposes of calculating

Fixed Charges for the period of determination ending March 31, 2013, (b) Nine Million and 00/100 Dollars ($9,000,000.00) for purposes of calculating Fixed Charges for the period of determination ending June 30, 2013, and (c) Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00) for purposes of calculating Fixed Charges for the period of determination ending September 30, 2013, and (ii) with respect to such capital expenditures made after fiscal year 2012, such capital expenditures shall not be considered Specified North Jackson Capital Expenditures for the applicable period during which such expenditures were made and shall accordingly be included in the calculation of Fixed Charges.

3. Section 8.2.17 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.2.17 Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.10 to 1.00, calculated as of March 31, 2013 and the end of each fiscal quarter thereafter through and including June 30, 2014, in each case for the four (4) fiscal quarters then ended, and (ii) 1.20 to 1.00, calculated as of September 30, 2014 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

4. Section 8.2.18 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.2.18 Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio to exceed (i) 3.75 to 1.00, calculated as of March 31, 2013, June 30, 2013 and September 30, 2013 in each case for the four (4) fiscal quarters then ended, (ii) 3.50 to 1.00, calculated as of December 31, 2013 for the four (4) fiscal quarters then ended, (iii) 3.25 to 1.00, calculated as of March 31, 2014 for the four (4) fiscal quarters then ended, (iv) 3.00 to 1.00, calculated as of June 30, 2014 for the four (4) fiscal quarters then ended, and (v) 2.75 to 1.00, calculated as of September 30, 2014 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

5. Schedule 1.1(A) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Schedule 1.1(A) attached hereto.

6. Exhibit 8.3.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the Exhibit 8.3.3 attached hereto.

7. The provisions of Sections 2 through 6 of this Second Amendment shall not become effective until the Administrative Agent has received the following, each in form and substance acceptable to the Administrative Agent:

(a)	this Second Amendment, duly executed by the Borrowers, the Guarantor, the Lenders and the Administrative Agent;

(b)	the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof;

(c)	payment of all fees and expenses owed to the Agent and its counsel in connection with this Second Amendment; and

(d)	such other documents as may be reasonably requested by the Administrative Agent.

8. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement or as set forth in this Second Amendment and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

9. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, each Patent, Trademark and Copyright Security Agreement, each Pledge Agreement, the Security Agreement, the Mortgage and the Lease Assignment continue to secure prompt payment when due of the Obligations.

10. The Loan Parties hereby represent and warrant to the Lenders and the Administrative Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this Second Amendment; (ii) the officers of the Loan Parties executing this Second Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this Second Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

11. The Loan Parties represent and warrant that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second

Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders and/or the Administrative Agent arising out of or in any way relating to the Credit Agreement or the other Loan Documents.

12. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

13. The agreements contained in this Second Amendment are limited to the specific agreements contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Second Amendment amends the Credit Agreement and is not a novation thereof.

14. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

15. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof. The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the Commonwealth of Pennsylvania with respect to any suit arising out of or mentioning this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Second Amendment to be duly executed by their duly authorized officers on the day and year first above written.

BORROWERS:

WITNESS:	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

/s/ Paul A. McGrath	By:	/s/ Douglas McSorley	(SEAL)

	Name:	Douglas McSorley

	Title:	Chief Financial Officer

WITNESS:	DUNKIRK SPECIALTY STEEL, LLC

/s/ Paul A. McGrath	By:	/s/ Douglas McSorley	(SEAL)

	Name:	Douglas McSorley

	Title:	Executive Officer

WITNESS:	NORTH JACKSON SPECIALTY STEEL, LLC

/s/ Paul A. McGrath	By:	/s/ Douglas McSorley	(SEAL)

	Name:	Douglas McSorley

	Title:	Treasurer

GUARANTOR:

WITNESS:	USAP HOLDINGS, INC.

/s/ Paul A. McGrath	By:	/s/ Douglas McSorley	(SEAL)

	Name:	Douglas McSorley

	Title:	Vice President

ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ James O’Brien
Name:	James O’Brien
Title:	Assistant Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ M. P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Victor Notaro
Name:	Victor Notaro
Title:	Senior Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Diane Geisler
Name:	Diane Geisler
Title:	Vice President

FIRST COMMONWEALTH BANK, as a Lender

By:	/s/ Brian J. Sohocki
Name:	Brian J. Sohocki
Title:	Senior Vice President

EXHIBIT A

PRELIMINARY CLOSING AGENDA

(See Attached)

PRELIMINARY CLOSING AGENDA

This preliminary closing agenda contains the documents to be delivered in connection with a second amendment to One Hundred Twenty-Five Million and 00/100 Dollar ($125,000,000.00) credit facility provided to Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal”), Dunkirk Specialty Steel, LLC, a Delaware limited liability company (“Dunkirk”) and North Jackson Specialty Steel, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk and North Jackson are each, a “Borrower” and collectively, the “Borrowers”, by PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time (PNC Bank and such other financial institutions are each, a “Lender” and collectively, the “Lenders”), PNC Bank, as administrative and collateral agent for the Lenders (in such capacity, the “Agent”) and PNC Capital Markets LLC, a Pennsylvania limited liability company, as the lead arranger (the “Lead Arranger”).

No.	GENERAL LOAN DOCUMENTS	Responsible Party	Status

1.	Second Amendment to Credit Agreement, by and among the Borrowers, USAP Holdings, Inc., a Delaware corporation, the Lenders and the Agent (the “Second Amendment”).	Agent

2.	Amended schedules to Credit Agreement, as applicable and appropriate:

	a. Schedule 1.1(A) – Pricing Grid (Interest and Letter of Credit Fee).	Agent

3.	Amended exhibits to Credit Agreement:	Agent

	a. Exhibit 8.3.3 – Form of Compliance Certificate.	Agent

4.	Second Modification to Open-End Mortgage and Security Agreement and Assignment of Rents and Leases, made by North Jackson to the Agent with respect to certain premises and improvements located thereon located in Mahoning County, Ohio (the “Mortgaged Premises”) (the “Modification”).	Agent

TITLE AND SURVEY DOCUMENTS

5.	Title Bring-Down with respect to the Mortgaged Premises and Modification Endorsement insuring the Modification.	Borrowers/ Agent	Waived

6.	Flood Certificate with respect to the Mortgaged Premises.	Agent

ORGANIZATIONAL DOCUMENTS

Universal

7.	Good Standing Certificates of Universal from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign corporation, if any.	Borrowers

8.	Tax Lien Certificates of Universal from each jurisdiction in which it is registered to do business as a foreign corporation, if any, to the extent that such certificates are available in such jurisdictions.	Borrowers

9.	Certificate of the Secretary of Universal as to (i) resolutions of its Board of Directors authorizing Universal to enter into the Second Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Incorporation or Bylaws.	Borrowers

Dunkirk

10.	Good Standing Certificates of Dunkirk from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign limited liability company, if any.	Borrowers

11.	Tax Lien Certificates of Dunkirk from the Department of Revenue of the State of Delaware and each jurisdiction in which it is registered to do business as a foreign limited liability company, if any, to the extent that such certificates are available in such jurisdictions.	Borrowers

12.	Certificate of the Secretary of Dunkirk as to (i) resolutions of the sole Member authorizing Dunkirk to enter into the Second Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Formation or Limited Liability Company Agreement.	Borrowers

North Jackson

13.	Good Standing Certificates of North Jackson from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign limited liability company, if any.	Borrowers

14.	Tax Lien Certificates of North Jackson from the Department of Revenue of the State of Delaware and each jurisdiction in which it is registered to do business as a foreign limited liability company, if any, to the extent that such certificates are available in such jurisdictions.	Borrowers

15.	Certificate of the Secretary of North Jackson as to (i) resolutions of sole Member authorizing North Jackson to enter into the Second Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Formation or Limited Liability Company Agreement.	Borrowers

Guarantor

16.	Good Standing Certificates of the Guarantor from the Secretary of State of the State of Delaware (long form), and each jurisdiction in which it is registered to do business as a foreign corporation, if any.	Borrowers

17.	Tax Lien Certificates of the Guarantor from each jurisdiction in which it is registered to do business as a foreign corporation, if any, to the extent that such certificates are available in such jurisdictions.	Borrowers

18.	Certificate of the Secretary of the Guarantor as to (i) resolutions of its Board of Directors authorizing the Guarantor to enter into the Second Amendment and all related documents, (ii) incumbency of its officers, and (iii) no amendments to its Certificate of Incorporation or Bylaws.	Borrowers

RELATED DOCUMENTS

19.	UCC Lien Searches with respect to each Loan Party (at the state level only) in such party’s jurisdiction of formation or incorporation, as the case may be (collectively, the “Lien Searches”).	Borrowers

20.	Fully-executed copies of the UCC-3 Termination Statements and any other releases that may be necessary to satisfy any and all existing liens on the assets of the Loan Parties or the Sellers or disclosed by the Lien Searches which are not permitted pursuant to the terms of the Credit Agreement (including, payoff letters, if applicable), all in form and substance satisfactory to the Agent and the Lead Arranger.	Borrowers/ Agent

21.	Opinions of Counsel to the Loan Parties (including local counsel opinions), in form and substance satisfactory to the Agent, the Lead Arranger and the Lenders.	Borrowers	Ohio Opinion of Counsel Waived

22.	Officer’s Certificate regarding no Event of Default or Potential Default, compliance with covenants, no material adverse change and the accuracy of representations and warranties, etc..	Borrowers

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND LETTER OF CREDIT FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Letter of Credit Fee	Revolving Credit Base Rate Spread	Term Loan Base Rate Spread	Revolving Credit LIBOR Rate Spread	Term Loan LIBOR Rate Spread

I	Less than 1.5 to 1.0	1.50%	.50%	.50%	1.50%	1.50%

II	Greater than or equal to 1.5 to 1.0 but less than 2.25 to 1.0	1.75%	.75%	.75%	1.75%	1.75%

III	Greater than or equal to 2.25 to 1.0 but less than 3.0 to 1.0	2.00%	1.00%	1.00%	2.00%	2.00%

IV	Greater than or equal to 3.00 to 1.0 but less than 3.5 to 1.0	2.25%	1.25%	1.25%	2.25%	2.25%

V	Greater than or equal to 3.50 to 1.0	2.50%	1.50%	1.50%	2.50%	2.50%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to the Closing Compliance Certificate.

(b) The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Universal]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Loan Parties or the Lenders determine that (i) the Leverage Ratio as calculated by the Loan Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

EXHIBIT 8.3.3

FORM OF COMPLIANCE CERTIFICATE

(See Attached)

EXHIBIT 8.3.3

FORM OF

COMPLIANCE CERTIFICATE

                    , 201

PNC Bank, National Association,

as Administrative Agent

Three PNC Plaza

255 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of August 18, 2011, by and among Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal”), Dunkirk Specialty Steel, LLC, a Delaware limited liability company (“Dunkirk”), North Jackson Specialty Steel, LLC, a Delaware limited liability company (“North Jackson”) (Universal, Dunkirk, and North Jackson are each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined therein) party thereto, PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a “Lender” and collectively, the “Lenders”), and PNC Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”),as amended by that certain (i) First Amendment to Credit Agreement, dated March 19, 2012, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent and (ii) Second Amendment to Credit Agreement, dated March 29, 2013, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent (as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the                                  [Chief Executive Officer/President/Chief Financial Officer/Treasurer or Assistant Treasurer] of each Borrower, do hereby certify on behalf of the Borrowers as of the              [quarter/year] ended                          , 201   (the “Report Date”), as follows:

1. CHECK ONE:

The annual financial statements of Universal and its Subsidiaries, consisting of an audited consolidated balance sheet and related audited consolidated statements of income, stockholders’ equity and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and set forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 8.3.2 [Annual Financial Statements] of the Credit Agreement.

OR

The quarterly unaudited financial statements of Universal and its Subsidiaries, consisting of a consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments), and set forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 8.3.1 [Quarterly Financial Statements] of the Credit Agreement.

2. The representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties were true and correct in all respects on and as of the specific dates or times referred to therein).

3. In accordance with Section 6.2 [Updates to Schedules] of the Credit Agreement, attached hereto as Exhibit A are updates to the schedules to the Credit Agreement (the “Updated Schedules”). Notwithstanding the foregoing, the Borrowers hereby acknowledge and agree that no schedule shall be deemed to have been amended, modified or superseded by the Updated Schedules, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured by the Updated Schedules, unless and until the Required Lenders, in their commercially reasonable discretion, shall have accepted in writing the Updated Schedules.

4. No Event of Default or Potential Default has occurred and is continuing on the Report Date.

[NOTE: If any Event of Default or Potential Default has occurred and is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

5. Indebtedness (Section 8.2.1(iii)). Indebtedness of the Loan Parties and their Subsidiaries with respect to Purchase Money Security Interests and capitalized leases, in the aggregate, as of the Report Date is $        , which does not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate for all such Indebtedness.

6. Indebtedness (Section 8.2.1(vii)). Unsecured Indebtedness of the Loan Parties and their Subsidiaries, in the aggregate, as of the Report Date is $        , which is Indebtedness other than the Indebtedness permitted by clauses (i) through (vi) of Section 8.2.1 of the Credit Agreement, which is not more than the permitted maximum of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate at any time outstanding.

7. Subsidiaries, Partnerships and Joint Ventures. The aggregate investment by the Loan Parties or any of them in all Joint Ventures as of the Report Date is $        , which is not more than the permitted maximum of Fifteen Million and 00/100 Dollars ($15,000,000.00) at any time.

8. Minimum Fixed Charge Coverage Ratio (Section 8.2.17). The Fixed Charge Coverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is                      to 1.0, which is not less than the required ratio of [1.10 to 1.00] [1.20 to 1.00] for such period.

(A) Consolidated EBITDA for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $        (the calculation of which is set forth in the attached spreadsheet).

(B) Fixed Charges for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $        (the calculation of which is set forth in the attached spreadsheet).

(C) the ratio of item 8(A) to item 8(B) equals the Fixed Charge Coverage Ratio.

9. Maximum Leverage Ratio (Section 8.2.18). The Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is                      to 1.0, which is not greater than the permitted ratio of [3.75 to 1.00] [3.50 to 1.00] [3.25 to 1.00] [3.00 to 1.00] [2.75 to 1.00] for such period.

(A) Senior Indebtedness as of the Report Date equals $         (the calculation of which is set forth in the attached spreadsheet).

(B) Consolidated EBITDA for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $         (the calculation of which is set forth in the attached spreadsheet).

(C) The ratio of item 9(A) to item 9(B) equals the Leverage Ratio.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed this Compliance Certificate this      day of                     , 201  .

BORROWERS:

WITNESS:	Universal Stainless & Alloy Products, Inc.

	By:	(SEAL)
Name:
Title:

WITNESS:	Dunkirk Specialty Steel, LLC

	By:	(SEAL)
Name:
Title:

WITNESS:	North Jackson Specialty Steel, LLC

	By:	(SEAL)
Name:
Title:

EXHIBIT A

[see attached]

SPREADSHEET

[see attached]